UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2009

Kforce Inc.

(Exact name of registrant as specified in its charter)

Florida	000-26058	59-3264661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 East Palm Avenue, Tampa, Florida 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 552-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, Kforce Inc. (the “Firm”) granted an aggregate of 591,340 shares of PARS to certain executive officers on January 2, 2009. Pursuant to the Firm’s standard vesting terms for PARS, the awards contain a graded six-year vesting period but vesting would be accelerated if Kforce’s closing stock price exceeds $11.43 (which is 50% greater than the grant date stock price) for a period of ten trading days.

As of August 27, 2009, the closing stock price was $12.16, which represents a year-to-date increase of 58.3%. We believe our stock to be one of the top performing stocks in the professional staffing industry during 2009. On August 27, 2009, Kforce’s closing stock price exceeded $11.43 for the tenth trading day, which resulted in the acceleration of the vesting of the 591,340 shares. The Firm will be required to recognize all remaining unamortized compensation expense associated with these shares in our third quarter ending September 30, 2009. The incremental compensation expense to be recognized (a non-cash charge) in the third quarter of approximately $3.6 million on a pre-tax basis will be reflected in the Firm’s selling, general and administrative expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

August 28, 2009	By:	/s/ JOSEPH J. LIBERATORE
Joseph J. Liberatore,
Executive Vice President, Chief Financial Officer (Principal Financial Officer)

KFORCE INC.
(Registrant)

August 28, 2009	By:	/s/ JEFFREY B. HACKMAN
Jeffrey B. Hackman,
Vice President, Chief Accounting Officer (Principal Accounting Officer)